EXHIBIT 99.1

Arbutus Reports Fourth Quarter and Year-end 2018 Financial Results and Describes Recent Clinical Accomplishments and Key 2019 Objectives

- Clinical trial results expected for AB-506, a potent capsid inhibitor, and AB-729, a subcutaneously administered RNAi agent targeting HBsAg

- Ongoing analyses of AB-452, a novel orally-available RNA destabilizer, with a go/no go decision expected in the second half of the year

- Ongoing characterization of the RNA destabilizer mechanism and several novel compounds in lead optimization

Conference Call and Webcast Scheduled Today at 4:30 PM ET

WARMINSTER, Pa., March 07, 2019 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, today reports its fourth quarter and year-end 2018 financial results and provides a description of recent clinical accomplishments and key 2019 corporate objectives.

“Arbutus is committed to developing a cure for chronic Hepatitis B which we maintain can be best achieved by employing a combination of therapeutic agents with distinct, yet complementary mechanisms of action,” said Dr. Mark J. Murray, President and Chief Executive Officer of Arbutus. “With multiple clinical trial initiations and data readouts expected throughout the year, 2019 promises to be an eventful and important year for Arbutus as we make progress toward our first novel combination regimen.”

Recent Clinical Accomplishments and Key 2019 Objectives

AB-506

  In a Phase 1a/1b clinical trial, AB-506, Arbutus’ oral capsid inhibitor, successfully progressed through the healthy volunteer portion and is now being evaluated in HBV patients in the 28-day multiple dose Phase 1b portion of the trial. Top-line results of this Phase 1a/1b clinical trial are expected late in the second quarter of 2019.

  A Phase 2 dose-finding and long-term safety trial of AB-506 in combination with an approved nucleoside analogue (NA) is expected to be initiated late in the second half of the year to support AB-506 use in future combination trials.

    AB-506 inhibits HBV capsid assembly which inhibits HBV replication, a mode of action complementary to NAs; its use in patients is expected to reduce the levels of HBV DNA in the blood.

AB-729

  AB-729 is currently completing IND-enabling studies and is expected to begin a Phase 1a/1b clinical trial in the second quarter of 2019 and progress into HBV patients in the second half of the year.  AB-729 is an RNAi agent which blocks HBsAg expression and can be administered subcutaneously and we anticipate will be dosed monthly.

  A Phase 2 clinical trial combining AB-729, AB-506 and an approved NA is expected to initiate in the first half of 2020.

AB-452 and RNA Destabilizer Program

  Arbutus is developing oral RNA-destabilizers that have shown compelling anti-viral effects in multiple preclinical models. As a result of a nonclinical safety finding with our lead RNA-destabilizer, AB-452, we are conducting a series of in vitro and in vivo studies to further characterize the compound, its mechanism of action and pharmacokinetic profile before deciding to initiate clinical trials. A go/no go decision is expected in the second half of the 2019.

  In parallel, the Company is also advancing a number of follow on compounds with distinct chemical scaffolds into the lead optimization stage.

Dr. Michael J. Sofia, Arbutus’ Chief Scientific Officer, stated, “We believe our RNA destabilizer program is amongst the most advanced programs of its kind in the HBV space and we remain confident that this mechanism represents a very relevant and important therapeutic target; success here could be very meaningful for patients and for Arbutus.”

ARB-1467

  The Company has discontinued development of ARB-1467. Results from the ARB-1467 clinical trials confirmed the potential therapeutic value of an RNAi agent and informed the development of our next-generation RNAi agent, AB-729.

Early R&D Programs

  The Company continues a robust discovery effort focused on back-up compounds for its current pipeline as well as discovery efforts focused on reawakening HBV patient’s immune response and on novel HBV-specific targets.  These programs include orally available compounds targeting PD-L1 and HBV cccDNA.

Cash Position and 2019 Cash Guidance

  The Company ended the year with approximately $125 million in cash, cash equivalents and short-term investments which we believe is sufficient to fund operations into 2020.  The Company expects to use approximately $70 to $75 million in cash in 2019.

ONPATTRO Royalty Entitlement

ONPATTRO is an RNAi therapeutic that has been developed for the treatment of hereditary ATTR (hATTR) amyloidosis, and has been approved by the FDA and the EMA. Arbutus has a royalty entitlement on global sales of ONPATTRO for the LNP technology licensed by Arbutus to Alnylam for this product. The Company began recognizing royalty income in 2018.  The royalty rate is tiered, based on product sales, and in the low to mid-single digits.

Financial Results

Cash, Cash Equivalents and Investments

As of December 31, 2018, Arbutus had cash, cash equivalents and short-term investments totaling $124.6 million, as compared to $139.0 million in cash and cash equivalents, short-term investments, and restricted investments at December 31, 2017.

Net Loss

For the year ended December 31, 2018, net loss attributable to common shares was $67.2 million ($1.21 basic and diluted loss per common share) as compared to $85.3 million ($1.56 basic and diluted loss per common share) for 2017.

Revenue

Revenue was $5.9 million in 2018 compared to $10.7 million in 2017.  The decrease was related primarily to a $7.5 million non-recurring, upfront payment in 2017 from Alexion Pharmaceuticals, Inc.  Revenue in 2018 includes $4.3 million pursuant to our license agreement with Gritstone Oncology, Inc.

Research and Development

Research and development expenses were $57.9 million, including $2.7 million of non-cash stock based compensation in 2018 compared to $62.7 million in 2017, including $9.2 million of non-cash stock based compensation.  Excluding the decrease in non-cash stock based compensation expense, which was due to the expiry of certain share repurchase rights in 2017, R&D expenses in 2018 have increased as Arbutus’ pipeline expands and advances into the clinic.

General and Administrative

General and administrative expenses were $16.0 million in 2018, including $3.3 million of non-cash stock based compensation compared to $16.1 million in 2017, including $5.9 million of non-cash stock based compensation.

Site Consolidation

Site consolidation expenses were $4.8 million in 2018.

In the first half of 2018, Arbutus substantially completed a site consolidation and organizational restructuring to better align its HBV business in Warminster, PA, by reducing the Company’s global workforce and closing its facility in Burnaby, Canada.  We expect related total cash expenditures will be approximately $5.6 million upon completion, of which approximately $4.8 million has been incurred to date.

Impairment of intangible assets

In 2018, the Company recorded a $14.8 million ($10.5 million net of tax benefit) non-cash expense for the impairment of intangible assets related to the indefinite deferral of further development of its AB-423 capsid inhibitor program, due to the successful progression of its AB-506 capsid inhibitor program.

Decrease in fair value of contingent consideration

In 2018 the Company recorded a non-cash decrease in contingent consideration of $7.3 million compared to a $1.4 million increase in 2017.

The decrease in 2018 was due primarily to the Company’s decision to indefinitely defer clinical development of AB-423 thereby reducing the probability of achieving future development milestones, as well as a recalibration in the expected timing of future sales milestones, resulting in a reduction in the estimated fair value of the liability.

Equity investment loss

The Company recorded a gain of $24.9 million on its initial investment in Genevant, a jointly owned company with Roivant Sciences Ltd., and equity losses of $5.6 million for its proportionate share of the Genevant’s net loss. Financial results of Genevant are recorded on a one-quarter lag basis.  The Company currently owns approximately 40% of the common equity of Genevant as of December 31, 2018.

Outstanding Shares

The Company had 55.5 million common shares issued and outstanding at December 31, 2018. In addition, the Company had 6.8 million options outstanding and 1.164 million Preferred Shares outstanding, which (including the annual 8.75% coupon) will be mandatorily convertible into 22.6 million common shares on October 18, 2021. Assuming the outstanding options and convertible preferred shares were fully converted, the Company would have had 84.9 million common shares outstanding at December 31, 2018.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in millions, except share and per share data)

	Year Ended
	December 31,
	2018	2017

Total revenue	$5.9	$10.7

Operating expenses:
Research and development	57.9	62.7
General and administrative	16.0	16.1
Depreciation of property and equipment	2.2	2.0
Site consolidation	4.8	—
Impairment of intangible assets	14.8	40.8
Loss from operations	(89.8)	(110.9)
Other income (loss)
Interest income	3.0	1.5
Interest expense	(0.2)	(0.3)
Foreign exchange (loss) gain	(1.0)	2.3
Gain on investment	24.9	—
Equity investment loss	(5.6)	—
Decrease (increase) in fair value of contingent consideration	7.3	(1.4)
Total other income	28.4	2.2
Income tax benefit	4.3	24.3
Net loss	$(57.1)	$(84.4)
Accrual of coupon on convertible preferred shares	(10.1)	(0.9)
Net loss attributable to common shares	$(67.2)	$(85.3)

Loss per share
Basic and diluted	$(1.21)	$(1.56)

Weighted average number of shares
Basic and diluted	55,304,083	54,723,272

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	December 31,	December 31,
	2018	2017

Cash and cash equivalents	$36.9	$54.3
Short-term investments	87.7	72.1
Accounts receivable	1.4	0.4
Other current assets	3.2	2.6
Restricted investments	—	12.6
Investment in Genevant	22.2	—
Property and equipment, net	10.2	12.2
Intangible assets	43.8	58.6
Goodwill	22.5	24.4
Total assets	$227.9	$237.2
Accounts payable and accrued liabilities	9.5	10.7
Total deferred revenue	—	2.7
Liability-classified options	0.5	1.2
Loan payable	—	12.0
Site consolidation accrual	1.3	—
Deferred lease inducements, net of current portion	0.6	0.7
Contingent consideration	3.1	10.5
Deferred tax liability	12.7	16.9
Total stockholders’ equity	200.2	182.5
Total liabilities and stockholders’ equity	$227.9	$237.2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (in millions)

	Year Ended
	December 31, 2018,
	2018	2017

Net loss for the period	$(57.1)	$(84.4)
Net cash used in operating activities	(67.9)	(48.6)
Net cash provided by (used in) investing activities	(4.1)	15.2
Net cash provided by financing activities	55.6	49.3
Effect of foreign exchange rate changes on cash & cash equivalents	(1.0)	2.4
Net (decrease) increase in cash, cash equivalents and restricted investments	$(17.4)	$18.3
Cash, cash equivalents and restricted investments, beginning of period	54.3	36.0
Cash, cash equivalents and restricted investments, end of period	$36.9	$54.3

Conference Call Today

Arbutus will hold a conference call and webcast today, Thursday, March 7, 2019 at 4:30 PM Eastern Time (1:30 PM Pacific Time) to provide a corporate update. You can access a live webcast of the call through the Investors section of Arbutus' website at www.arbutusbio.com. Alternatively, you can dial 1-866-393-1607 or 1-914- 495-8556 and reference conference ID 1942769.

An archived webcast will be available on the Arbutus website after the event. Alternatively, you may access a replay of the conference call by calling 1-855-859-2056 or 1-404-537-3406, and reference conference ID1942769.

About Arbutus

Arbutus Biopharma Corporation is a publicly traded (Nasdaq: ABUS) biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic Hepatitis B infection. Arbutus is developing multiple drug candidates, each of which have the potential to improve upon the standard of care and contribute to a curative combination regimen.  For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about our expectation for top-line data from the Phase 1a/1b clinical study of AB-506 in the second quarter of 2019; our expectation to initiate a Phase 1a/1b clinical study of AB-729 in the second quarter of 2019; our expectation to make a decision regarding AB-452 clinical development in the second half of 2019; our expectation to initiate HBV patient dosing on AB-729 in the second half of 2019; our expectation to initiate a Phase 2 clinical study of AB-506 in the second half of 2019; the trajectory for inclusion of AB-506 in a multi-drug combination regimen with AB-729 in the first half of 2020 with data expected in the second half of 2020; our expectations regarding the initiation, timing and completion of preclinical studies and clinical trials; the sufficiency of our cash and cash equivalents to extend into 2020; our expected amount of cash to be used in 2019; and the potential for our drug candidates to improve upon the standard of care and contribute to a curative combination regimen for chronic HBV.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the timely receipt of expected payments; the effectiveness and timeliness of preclinical and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus' products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K and Arbutus' continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors
Mark J. Murray
President and CEO
Phone: 604-419-3200
Email: ir@arbutusbio.com

Media
Pam Murphy
Investor Relations Consultant
Phone: 604-419-3200
Email: ir@arbutusbio.com